AMENDMENT NO. 1 TO
             KANSAS CITY SOUTHERN INDUSTRIES, INC.
                         EXECUTIVE PLAN
            (as restated effective January 1, 1992)


Sections 4.2 and 4.3 of the Executive Plan are amended to provide as follows:

     4.2 Retirement.    If the Participant's employment is terminated on or
after the Participant shall have reached the age of sixty-five (or age fifty-five with consent of the Compensation Committee), the Participant's Account shall be paid to him in five annual installments of substantially equal amounts. Each annual installment shall include the increase as provided in section 3.1 on the remaining balance until the Account shall have been paid out in full. If the Participant should die on or after his termination of employment and before the five annual payments are made, the unpaid balance will continue to be paid in installments for the unexpired portion of such five-year period to his designated Beneficiary in the same manner as set forth above.

     4.3 Termination of Employment.    If the Participant's employment with
the Company is terminated for any reason other than death or disability but before the Participant shall have reached the age of sixty-five (or age fifty-five with consent of the Compensation Committee), then the Participant shall receive a nonforfeitable percentage of the Participant's Account (forfeiting the balance, if any) equal to that same vesting percentage which would be applicable to such Participant under the terms and provisions of the Kansas City Southern Industries, Inc. Profit Sharing Plan, and such amount shall be paid in five annual installments of substantially equal amounts to the Participant in the same manner and to the same extent as provided in Section
4.2 above.

     IN WITNESS WHEREOF, this amendment has been duly executed as of this 15th day of May 1995.

                         KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                   /s/ L.H. Rowland
                                   L.H. Rowland

                         Its President and Chief Executive Officer